Exhibit 23.3

February 23, 2010	Executive Towers West I
1431 Opus Place, Suite 210 Downers Grove, Illinois 60515
The Board of Directors Patriot Coal Corporation 12312 Olive Boulevard, Suite 400 St. Louis, Missouri 63141	USA Tel: 630-968-5400 Fax: 630-968-5401
weir@weirintl.com
Reference: Consent of Weir International, Inc.

Ladies and Gentlemen:

We hereby consent to the use of our firm’s name, Weir International, Inc. in the Registration Statement on Form S-3 to be filed with the U.S. Securities and Exchange Commission by Patriot Coal Corporation (Patriot), and any amendments thereto, and including the related prospectus contained therein (the “Registration Statement”); the inclusion and summary of, and references to, our January 12, 2010 reserve audit, relating to certain coal reserve information of Magnum Coal Company and its subsidiaries in the Registration Statement, and being named as an expert in the Registration Statement (and being included in the caption “Experts” in the Registration Statement).

We further wish to advise that Weir International, Inc. was not employed on a contingent basis and that at the time of preparation of our report, as well as at present, neither Weir International, Inc. nor any of its employees had or now has a substantial interest in Magnum Coal Company, Patriot Coal Corporation or any of their respective subsidiaries.

Respectfully Submitted By:

Weir International, Inc.

By:	/s/ John W. Sabo
Name: John W. Sabo
Title: Executive Vice President